Exhibit 99.1

For Immediate Release | October 24, 2024 | Chico, California

TriCo Bancshares reports third quarter 2024 net income of $29.1 million, diluted EPS of $0.88

3Q24 Financial Highlights
•Net income was $29.1 million or $0.88 per diluted share as compared to $29.0 million or $0.87 per diluted share in the trailing quarter
•Deposit balances decreased $13.1 million or 0.7% (annualized) from the trailing quarter and have increased $27.4 million or 0.3% (annualized) from the same quarter of the prior year
•Average yield on earning assets was 5.26%, an increase of 2 basis points over the 5.24% in the trailing quarter
•Net interest margin (FTE) was 3.71% in the recent quarter, an increase of 3 basis points over 3.68% in the trailing quarter
•Non-interest bearing deposits averaged 31.7% of total deposits during the quarter
•The average cost of total deposits was 1.52%, an increase of 7 basis points as compared to 1.45% in the trailing quarter, and an increase of 66 basis points from 0.86% in the same quarter of the prior year; the Company's total cost of deposits have increased 148 basis points since FOMC rate actions began in March 2022, which translates to a cycle-to-date deposit beta of 31.2%

Executive Commentary:

“Our financial performance for the third quarter demonstrates the effectiveness and strength of adhering to a long term plan and our teams' consistent ability to execute. In addition, recent strategic hires have been transitioning at an accelerated pace and we are looking forward to their more meaningful impact in 2025," said Rick Smith, President and CEO.

Peter Wiese, EVP and CFO added, “While both net interest margin and net interest income expanded during the quarter, we continue to execute incremental balance sheet strategies to minimize the forecasted impacts of recent and anticipated interest rate cuts. More notably, the reshaping of the yield curve with less inversion will likely provide longer term benefits to revenue and earnings per share growth.”

Selected Financial Highlights
•For the quarter ended September 30, 2024, the Company’s return on average assets was 1.20%, while the return on average equity was 9.52%; for the trailing quarter ended June 30, 2024, the Company’s return on average assets was 1.19%, while the return on average equity was 9.99%
•Diluted earnings per share were $0.88 for the third quarter of 2024, compared to $0.87 for the trailing quarter and $0.92 during the third quarter of 2023
•The loan to deposit ratio decreased to 83.2% as of September 30, 2024, as compared to 83.8% for the trailing quarter end, as a result of loan contraction during the quarter
•The efficiency ratio was 60.02% for the quarter ended September 30, 2024, as compared to 59.61% for the trailing quarter
•The provision for credit losses was approximately $0.2 million during the quarter ended September 30, 2024, as compared to $0.4 million during the trailing quarter end, with reserves on individually analyzed loans increasing during the current quarter
•The allowance for credit losses (ACL) to total loans was 1.85% as of September 30, 2024, compared to 1.83% as of the trailing quarter end, and 1.73% as of September 30, 2023. Non-performing assets to total assets were 0.45% on September 30, 2024, as compared to 0.36% as of June 30, 2024, and 0.33% at September 30, 2023. At September 30, 2024, the ACL represented 297% of non-performing loans

The financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-Q for the period ended September 30, 2024, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	September 30, 2024	June 30, 2024
(dollars and shares in thousands, except per share data)			$ Change	% Change
Net interest income	$82,611	$81,997	$614	0.7%
Provision for credit losses	(220)	(405)	185	(45.7)%
Noninterest income	16,495	15,866	629	4.0%
Noninterest expense	(59,487)	(58,339)	(1,148)	2.0%
Provision for income taxes	(10,348)	(10,085)	(263)	2.6%
Net income	$29,051	$29,034	$17	0.1%
Diluted earnings per share	$0.88	$0.87	$0.01	1.1%
Dividends per share	$0.33	$0.33	$—	—%
Average common shares	32,993	33,121	(128)	(0.4)%
Average diluted common shares	33,137	33,244	(107)	(0.3)%
Return on average total assets	1.20%	1.19%
Return on average equity	9.52%	9.99%
Efficiency ratio	60.02%	59.61%

	Three months ended September 30,
(dollars and shares in thousands, except per share data)	2024	2023	$ Change	% Change
Net interest income	$82,611	$88,123	$(5,512)	(6.3)%
Provision for credit losses	(220)	(4,155)	3,935	(94.7)%
Noninterest income	16,495	15,984	511	3.2%
Noninterest expense	(59,487)	(57,878)	(1,609)	2.8%
Provision for income taxes	(10,348)	(11,484)	1,136	(9.9)%
Net income	$29,051	$30,590	$(1,539)	(5.0)%
Diluted earnings per share	$0.88	$0.92	$(0.04)	(4.3)%
Dividends per share	$0.33	$0.30	$0.03	10.0%
Average common shares	32,993	33,263	(270)	(0.8)%
Average diluted common shares	33,137	33,319	(182)	(0.5)%
Return on average total assets	1.20%	1.23%
Return on average equity	9.52%	10.91%
Efficiency ratio	60.02%	55.59%

	Nine months ended September 30,
(dollars and shares in thousands)	2024	2023	$ Change	% Change
Net interest income	$247,344	$270,060	$(22,716)	(8.4)%
Provision for credit losses	(4,930)	(18,000)	13,070	(72.6)%
Noninterest income	48,132	45,360	2,772	6.1%
Noninterest expense	(174,330)	(172,915)	(1,415)	0.8%
Provision for income taxes	(30,382)	(33,190)	2,808	(8.5)%
Net income	$85,834	$91,315	$(5,481)	(6.0)%
Diluted earnings per share	$2.58	$2.74	$(0.16)	(5.8)%
Dividends per share	$0.99	$0.90	$0.09	10.0%
Average common shares	33,119	33,259	(140)	(0.4)%
Average diluted common shares	33,251	33,356	(105)	(0.3)%
Return on average total assets	1.17%	1.24%
Return on average equity	9.67%	11.06%
Efficiency ratio	59.00%	54.82%

Balance Sheet Data
Total loans outstanding were $6.7 billion as of September 30, 2024, a decrease of $24.8 million or 0.4% over September 30, 2023, and decreased by $58.6 million or 3.5% annualized as compared to the trailing quarter ended June 30, 2024. Investments increased by $30.4 million and decreased by $216.7 million for the three and twelve month periods ended September 30, 2024, and ended the quarter with a balance of $2.12 billion or 21.5% of total assets. Quarterly average earning assets to quarterly total average assets was 92.0% on September 30, 2024, compared to 91.7% at September 30, 2023. The loan-to-deposit ratio was 83.2% on September 30, 2024, as compared to 83.8% at September 30, 2023. The Company did not utilize brokered deposits during 2024 or 2023 and continues to rely on organic deposit customers and short-term borrowings to fund cash flow timing differences.
Total shareholders' equity increased by $64.0 million during the quarter ended September 30, 2024, as net income of $29.1 million and a $44.5 million decrease in accumulated other comprehensive losses was partially offset by cash dividend payments on common stock of approximately $10.9 million. As a result, the Company’s book value grew to $37.55 per share at September 30, 2024, compared to $32.18 at September 30, 2023. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $28.09 per share at September 30, 2024, as compared to $22.67 at September 30, 2023. Changes in the fair value of available-for-sale investment securities, net of deferred taxes continue to create moderate levels of volatility in tangible book value per share.

Trailing Quarter Balance Sheet Change

Ending balances	September 30, 2024	June 30, 2024		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,823,890	$9,741,399	$82,491	3.4%
Total loans	6,683,891	6,742,526	(58,635)	(3.5)
Total investments	2,116,469	2,086,090	30,379	5.8
Total deposits	8,037,091	8,050,230	(13,139)	(0.7)
Total other borrowings	266,767	247,773	18,994	30.7
Loans outstanding decreased by $58.6 million or 3.5% on an annualized basis during the quarter ended September 30, 2024. During the quarter, loan originations/draws totaled approximately $351.5 million while payoffs/repayments of loans totaled $418.8 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $310.1 million and $368.7 million, respectively. Origination volume and activity levels remain slightly lower relative to the comparative period in 2023 due in part to disciplined pricing and underwriting, as well as decreased borrower demand given economic uncertainties. The increase in payoffs/repayments as compared to the trailing quarter was spread amongst numerous borrowers, regions and loan types.
Investment security balances increased $30.4 million or 5.8% on an annualized basis during the quarter as a result of security purchases totaling $69.4 million, in addition to net increases in the market value of securities of $63.2 million, partially offset by net prepayments, and maturities, collectively totaling approximating $99.3 million and, to a lesser extent, sales totaling $3.0 million. Investment security purchases were comprised of floating rate instruments tied to SOFR with an initial weighted average coupon of 6.68% and a weighted average life of 5.9 years. While management intends to primarily utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth, excess liquidity will be utilized for purchases of investment securities to support net interest income growth and net interest margin expansion.
Deposit balances decreased by $13.1 million or 0.7% annualized during the period, primarily due to declines in interest-bearing demand deposits, partially offset by increases in time certificates and savings deposits.
Other borrowings totaled $266.8 million at September 30, 2024, representing a net increase of $19.0 million from the trailing quarter. However, on balance sheet liquidity increased during the quarter by $113.6 million to $320.1 million as of September 30, 2024.

Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	September 30, 2024	June 30, 2024		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,666,979	$9,782,228	$(115,249)	(4.7)%
Total loans	6,690,326	6,792,303	(101,977)	(6.0)
Total investments	2,108,359	2,141,291	(32,932)	(6.2)
Total deposits	8,020,936	8,024,441	(3,505)	(0.2)
Total other borrowings	175,268	325,604	(150,336)	(184.7)

Year Over Year Balance Sheet Change

Ending balances	As of September 30,			% Change
(dollars in thousands)	2024	2023	$ Change
Total assets	$9,823,890	$9,897,006	$(73,116)	(0.7)%
Total loans	6,683,891	6,708,666	(24,775)	(0.4)
Total investments	2,116,469	2,333,162	(216,693)	(9.3)
Total deposits	8,037,091	8,009,643	27,448	0.3
Total other borrowings	266,767	537,975	(271,208)	(50.4)

Primary Sources of Liquidity

(dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Borrowing capacity at correspondent banks and FRB	$2,757,640	$2,998,009	$2,927,065
Less: borrowings outstanding	(250,000)	(225,000)	(500,000)
Unpledged available-for-sale (AFS) investment securities	1,312,745	1,285,185	1,702,265
Cash held or in transit with FRB	274,908	163,809	72,049
Total primary liquidity	$4,095,293	$4,222,003	$4,201,379

Estimated uninsured deposit balances	$2,513,313	$2,486,910	$2,406,552
On September 30, 2024, the Company's primary sources of liquidity represented 51% of total deposits and 163% of estimated total uninsured (excluding collateralized municipal deposits and intercompany balances) deposits, respectively. As secondary sources of liquidity, the Company's held-to-maturity investment securities had a fair value of $112.0 million, including approximately $5.3 million in net unrealized losses.

Net Interest Income and Net Interest Margin
During the twelve-month period ended September 30, 2024, the Company's yield on total loans increased 32 basis points to 5.83% for the three months ended September 30, 2024, from 5.51% for the three months ended September 30, 2023. The tax equivalent yield on the Company's investment security portfolio was 3.46% for the quarter ended September 30, 2024, an increase of 7 basis points from the 3.39% for the three months ended September 30, 2023. The cost of total interest-bearing deposits and total interest-bearing liabilities increased by 87 basis points and 69 basis points, respectively, between the three-month periods ended September 30, 2024 and 2023. Since FOMC rate actions began in March 2022, the Company's cost of total deposits has increased 148 basis points which translates to a cycle to date deposit beta of 31.2%.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of September 30, 2024, December 31, 2023, and September 30, 2023, deposits priced utilizing these strategies totaled $1.4 billion, $1.3 billion and $1.2 billion, respectively, and carried weighted average rates of 3.80%, 3.80%, and 3.53%, respectively.

	Three months ended
	September 30, 2024	June 30, 2024
(dollars in thousands)			Change	% Change
Interest income	$117,347	$117,032	$315	0.3%
Interest expense	(34,736)	(35,035)	299	(0.9)%
Fully tax-equivalent adjustment (FTE) (1)	269	275	(6)	(2.2)%
Net interest income (FTE)	$82,880	$82,272	$608	0.7%
Net interest margin (FTE)	3.71%	3.68%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,018	$850	$168	19.8%
Net interest margin less effect of acquired loan discount accretion(1)	3.66%	3.64%	0.02%

	Three months ended September 30,
(dollars in thousands)	2024	2023	Change	% Change
Interest income	$117,347	$112,380	$4,967	4.4%
Interest expense	(34,736)	(24,257)	(10,479)	43.2%
Fully tax-equivalent adjustment (FTE) (1)	269	405	(136)	(33.6)%
Net interest income (FTE)	$82,880	$88,528	$(5,648)	(6.4)%
Net interest margin (FTE)	3.71%	3.88%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,018	$1,324	$(306)	(23.1)%
Net interest margin less effect of acquired loan discount accretion(1)	3.66%	3.82%	(0.16)%

	Nine months ended September 30,
(dollars in thousands)	2024	2023	Change	% Change
Interest income	$349,796	$322,445	$27,351	8.5%
Interest expense	(102,452)	(52,385)	(50,067)	95.6%
Fully tax-equivalent adjustment (FTE) (1)	819	1,176	(357)	(30.4)%
Net interest income (FTE)	$248,163	$271,236	$(23,073)	(8.5)%
Net interest margin (FTE)	3.69%	4.01%

Acquired loans discount accretion, net:
Amount (included in interest income)	$3,200	$4,192	$(992)	(23.7)%
Net interest margin less effect of acquired loan discount accretion(1)	3.64%	3.95%	(0.31)%

(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Analysis Of Change In Net Interest Margin On Earning Assets

	Three months ended			Three months ended			Three months ended
(dollars in thousands)	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,690,326	$98,085	5.83%	$6,792,303	$98,229	5.82%	$6,597,400	$91,707	5.51%
Investments-taxable	1,972,859	17,188	3.47%	2,003,124	17,004	3.41%	2,246,569	18,990	3.35%
Investments-nontaxable (1)	135,500	1,166	3.42%	138,167	1,190	3.46%	182,766	1,755	3.81%
Total investments	2,108,359	18,354	3.46%	2,141,291	18,194	3.42%	2,429,335	20,745	3.39%
Cash at Fed Reserve and other banks	93,538	1,177	5.01%	68,080	884	5.22%	26,654	333	4.96%
Total earning assets	8,892,223	117,616	5.26%	9,001,674	117,307	5.24%	9,053,389	112,785	4.94%
Other assets, net	774,756			780,554			820,851
Total assets	$9,666,979			$9,782,228			$9,874,240
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,736,442	$6,132	1.40%	$1,769,370	$6,215	1.41%	$1,751,625	$3,916	0.89%
Savings deposits	2,686,303	13,202	1.96%	2,673,272	12,260	1.84%	2,790,197	9,526	1.35%
Time deposits	1,055,612	11,354	4.28%	1,016,190	10,546	4.17%	535,715	3,937	2.92%
Total interest-bearing deposits	5,478,357	30,688	2.23%	5,458,832	29,021	2.14%	5,077,537	17,379	1.36%
Other borrowings	175,268	2,144	4.87%	325,604	4,118	5.09%	449,274	5,106	4.51%
Junior subordinated debt	101,150	1,904	7.49%	101,128	1,896	7.54%	101,070	1,772	6.96%
Total interest-bearing liabilities	5,754,775	34,736	2.40%	5,885,564	35,035	2.39%	5,627,881	24,257	1.71%
Noninterest-bearing deposits	2,542,579			2,565,609			2,965,564
Other liabilities	155,115			161,731			168,391
Shareholders’ equity	1,214,510			1,169,324			1,112,404
Total liabilities and shareholders’ equity	$9,666,979			$9,782,228			$9,874,240
Net interest rate spread (1) (2)			2.86%			2.85%			3.23%
Net interest income and margin (1) (3)		$82,880	3.71%		$82,272	3.68%		$88,528	3.88%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended September 30, 2024, increased $0.6 million or 0.7% to $82.9 million compared to $82.3 million during the three months ended June 30, 2024. Net interest margin totaled 3.71% for the three months ended September 30, 2024, an increase of 3 basis points from the trailing quarter. The increase in net interest income is primarily attributed to a $2.0 million decline in interest expense on borrowings due to a $150.3 million decrease in the average balance of borrowings during the three months ended September 30, 2024 compared to the trailing quarter. This decline in borrowing expense was partially offset by an increase in deposit interest expense totaling $1.7 million related to changes in product mix, as customers continued to migrate towards higher yielding term deposit accounts during the quarter. Deposit cost increases during the current quarter were also influenced by continued competitive pricing pressures.

As compared to the same quarter in the prior year, average loan yields increased 32 basis points from 5.51% during the three months ended September 30, 2023, to 5.83% during the three months ended September 30, 2024. The accretion of discounts from acquired loans added 6 basis points and 8 basis points to loan yields during the quarters ended September 30, 2024 and September 30, 2023, respectively. The cost of interest-bearing deposits increased by 87 basis points between the quarter ended September 30, 2024, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits decreased by $423.0 million from the three-month average for the period ended September 30, 2023 amidst a continued migration of customer funds to interest-bearing products.

For the quarter ended September 30, 2024, the ratio of average total noninterest-bearing deposits to total average deposits was 31.7%, as compared to 32.0% and 36.9% for the quarters ended June 30, 2024 and September 30, 2023, respectively.

(dollars in thousands)	Nine months ended September 30, 2024			Nine months ended September 30, 2023
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,755,916	$292,799	5.79%	$6,493,585	$260,868	5.37%
Investments-taxable	2,034,336	52,021	3.42%	2,328,883	56,681	3.25%
Investments-nontaxable (1)	137,515	3,548	3.45%	184,524	5,096	3.69%
Total investments	2,171,851	55,569	3.42%	2,513,407	61,777	3.29%
Cash at Fed Reserve and other banks	58,792	2,247	5.11%	27,606	976	4.73%
Total earning assets	8,986,559	350,615	5.21%	9,034,598	323,621	4.79%
Other assets, net	781,406			832,501
Total assets	$9,767,965			$9,867,099
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,738,876	$17,294	1.33%	$1,694,438	$6,476	0.51%
Savings deposits	2,670,555	36,362	1.82%	2,818,817	20,616	0.98%
Time deposits	961,577	29,582	4.11%	413,359	6,889	2.23%
Total interest-bearing deposits	5,371,008	83,238	2.07%	4,926,614	33,981	0.92%
Other borrowings	361,175	13,640	5.04%	402,016	13,318	4.43%
Junior subordinated debt	101,128	5,574	7.36%	101,057	5,086	6.73%
Total interest-bearing liabilities	5,833,311	102,452	2.35%	5,429,687	52,385	1.29%
Noninterest-bearing deposits	2,584,705			3,153,807
Other liabilities	163,704			179,483
Shareholders’ equity	1,186,245			1,104,122
Total liabilities and shareholders’ equity	$9,767,965			$9,867,099
Net interest rate spread (1) (2)			2.86%			3.50%
Net interest income and margin (1) (3)		$248,163	3.69%		$271,236	4.01%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition

As of September 30, 2024, the Company's loan portfolio consisted of approximately $6.7 billion in outstanding principal with a weighted average coupon rate of 5.49%. During the three-month periods ending September 30, 2024, June 30, 2024, and September 30, 2023, the weighted average coupon on loan production in the quarter was 7.63%, 7.98% and 7.31%, respectively. Included in the September 30, 2024, total loans are adjustable rate loans totaling $4.2 billion, of which, $891.6 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $371.1 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended September 30, 2024, the Company recorded a provision for credit losses of $0.2 million, as compared to $0.4 million during the trailing quarter, and $4.2 million during the third quarter of 2023.

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Addition to allowance for credit losses	320	335	3,120	4,670	16,415
Addition to (reversal of) reserve for unfunded loan commitments	(100)	70	1,035	260	1,585
Total provision for credit losses	220	405	4,155	4,930	18,000
The provision for credit losses on loans of $0.3 million during the recent quarter was the result of net charge-offs approximating $0.1 million and decreases in reserves for qualitative factors due to improved concentration levels and overall lower loan balances, offset by a $3.7 million increase in specific reserves for individually evaluated credits within the commercial and industrial portfolio.

	Three Months Ended September 30,		Nine months ended September 30,
(dollars in thousands)	2024	2023	2024	2023
Balance, beginning of period	$123,517	$117,329	$121,522	$105,680
Provision for credit losses	320	3,120	4,670	16,415
Loans charged-off	(444)	(5,357)	(3,329)	(7,391)
Recoveries of previously charged-off loans	367	720	897	1,108
Balance, end of period	$123,760	$115,812	$123,760	$115,812
The allowance for credit losses (ACL) was $123.8 million or 1.85% of total loans as of September 30, 2024. The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and includes improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. Core inflation is slowing but prices remain elevated relative to wage increases, as reflected by higher living costs such as housing, energy and general services. Actions by the Federal Reserve to cut rates during 2024 and beyond may help improve this outlook overall, but the uncertainty associated with the extent and timing of these potential reductions has inhibited a material change to forecasted reserve levels. Furthermore, geopolitical risks remain elevated and appear to be getting worse, which may lead to further negative effects on domestic economic outcomes. As a result, management continues to believe that certain credit weaknesses are present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more increased by $7.5 million during the quarter ended September 30, 2024, to $37.9 million, as compared to $30.4 million at June 30, 2024. The majority of loans identified as past due are well-secured by collateral, and approximately $16.3 million is less than 90 days delinquent. Non-performing loans were $41.6 million at September 30, 2024, an increase of $8.9 million from $32.8 million as of June 30, 2024, and an increase of $11.8 million from $29.8 million as of September 30, 2023. Management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. Of the $41.6 million loans designated as non-performing as of September 30, 2024, approximately $10.0 million are current or less than 30 days past due with respect to payments required under their existing loan agreements.

	September 30,	% of Loans Outstanding	June 30,	% of Loans Outstanding	September 30,	% of Loans Outstanding
(dollars in thousands)	2024		2024		2023
Risk Rating:
Pass	$6,461,451	96.7%	$6,536,223	96.9%	$6,532,424	97.4%
Special Mention	104,759	1.6%	101,324	1.5%	94,614	1.4%
Substandard	117,681	1.8%	104,979	1.6%	81,628	1.2%
Total	$6,683,891		$6,742,526		$6,708,666

Classified loans to total loans	1.76%		1.56%		1.22%
Loans past due 30+ days to total loans	0.57%		0.45%		0.12%
The ratio of classified loans to total loans of 1.76% as of September 30, 2024, increased 20 basis points from June 30, 2024, and increased 55 basis points from the comparative quarter ended 2023. The change in classified loans outstanding as compared to the trailing quarter totaled $16.1 million. Loans with the risk grade classification substandard increased by $12.7 million over the trailing quarter and relate primarily to the commercial and industrial portfolio. As a percentage of total loans outstanding, classified assets remain consistent with volumes experienced prior to the recent quantitative easing cycle spurred by the COVID pandemic and reflect management's historically conservative approach to credit risk monitoring. The Company's combined criticized loan balances totaled $222.4 million as of September 30, 2024, an increase of $46.2 million from September 30, 2023.
Outstanding balances on construction loans, which have historically been associated with elevated levels of risk, experienced balance reductions of $7.3 million during the current quarter and $44.9 million since September 30, 2023. These reductions were primarily associated with balances that were converted to term loans upon the completion of construction and achievement of stabilized occupancy, and were partially offset by new draws or originations.
Management continues to proactively assess the repayment capacity of borrowers that will be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have resulted in an insignificant need to provide concessions to borrowers.
As of September 30, 2024, other real estate owned consisted of 10 properties with a carrying value of approximately $2.8 million, compared to 10 properties with a carrying value of approximately $2.5 million as of June 30, 2024. Non-performing assets of $44.4 million at September 30, 2024, represented 0.45% of total assets, a change from the $35.3 million or 0.36% and $32.7 million or 0.33% as of June 30, 2024 and September 30, 2023, respectively.

Allocation of Credit Loss Reserves by Loan Type

	As of September 30, 2024		As of June 30, 2024		As of September 30, 2023
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non-Owner Occupied	$36,206	1.61%	$37,155	1.66%	$33,723	1.55%
CRE - Owner Occupied	15,382	1.62%	15,873	1.67%	14,503	1.51%
Multifamily	15,735	1.54%	15,973	1.60%	14,239	1.48%
Farmland	4,016	1.50%	4,031	1.52%	4,210	1.51%
Total commercial real estate loans	71,339	1.59%	73,032	1.64%	66,675	1.53%
Consumer:
SFR 1-4 1st Liens	14,366	1.66%	14,604	1.65%	13,535	1.56%
SFR HELOCs and Junior Liens	10,185	2.87%	10,087	2.91%	10,163	2.88%
Other	2,953	4.70%	2,983	4.30%	2,920	4.44%
Total consumer loans	27,504	2.14%	27,674	2.13%	26,618	2.07%

Commercial and Industrial	14,453	2.98%	12,128	2.21%	12,290	2.05%
Construction	7,119	2.58%	7,466	2.63%	8,097	2.52%
Agricultural Production	3,312	2.30%	3,180	2.27%	2,125	1.72%
Leases	33	0.44%	37	0.44%	7	0.09%
Allowance for credit losses	123,760	1.85%	123,517	1.83%	115,812	1.73%
Reserve for unfunded loan commitments	6,110		6,210		5,900
Total allowance for credit losses	$129,870	1.92%	$129,727	1.92%	$121,712	1.81%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of September 30, 2024, the unamortized discount associated with acquired loans totaled $21.4 million, which, when combined with the total allowance for credit losses above, represents 2.26% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	September 30, 2024	June 30, 2024	Change	% Change
ATM and interchange fees	$6,472	$6,372	$100	1.6%
Service charges on deposit accounts	4,979	4,847	132	2.7%
Other service fees	1,224	1,286	(62)	(4.8)%
Mortgage banking service fees	439	438	1	0.2%
Change in value of mortgage servicing rights	(332)	(147)	(185)	125.9%
Total service charges and fees	12,782	12,796	(14)	(0.1)%
Increase in cash value of life insurance	786	831	(45)	(5.4)%
Asset management and commission income	1,502	1,359	143	10.5%
Gain on sale of loans	549	388	161	41.5%
Lease brokerage income	62	154	(92)	(59.7)%
Sale of customer checks	303	301	2	0.7%
(Loss) gain on sale or exchange of investment securities	2	(45)	47	(104.4)%
(Loss) gain on marketable equity securities	356	(121)	477	(394.2)%
Other income	153	203	(50)	(24.6)%
Total other non-interest income	3,713	3,070	643	20.9%
Total non-interest income	$16,495	$15,866	$629	4.0%
Total non-interest income increased $0.6 million or 4.0% to $16.5 million during the three months ended September 30, 2024, compared to $15.9 million during the quarter ended June 30, 2024. Net gains on the change in value of equity securities totaled $0.4 million during the quarter and included $0.3 million in benefit from the valuation change in Visa equity securities, which were also disposed of during the quarter. The remaining various components of non-interest income are largely consistent period over period.

	Three months ended September 30,
(dollars in thousands)	2024	2023	Change	% Change
ATM and interchange fees	$6,472	$6,728	$(256)	(3.8)%
Service charges on deposit accounts	4,979	4,851	128	2.6%
Other service fees	1,224	1,142	82	7.2%
Mortgage banking service fees	439	445	(6)	(1.3)%
Change in value of mortgage servicing rights	(332)	(91)	(241)	264.8%
Total service charges and fees	12,782	13,075	(293)	(2.2)%
Increase in cash value of life insurance	786	684	102	14.9%
Asset management and commission income	1,502	1,141	361	31.6%
Gain on sale of loans	549	382	167	43.7%
Lease brokerage income	62	160	(98)	(61.3)%
Sale of customer checks	303	396	(93)	(23.5)%
(Loss) gain on sale or exchange of investment securities	2	—	2	—%
(Loss) gain on marketable equity securities	356	(81)	437	(539.5)%
Other income	153	227	(74)	(32.6)%
Total other non-interest income	3,713	2,909	804	27.6%
Total non-interest income	$16,495	$15,984	$511	3.2%
Non-interest income increased $0.5 million or 3.2% to $16.5 million during the three months ended September 30, 2024, compared to $16.0 million during the comparative quarter ended September 30, 2023. Elevated activity and volumes of assets under management drove an increase in asset management and commission income, in addition to the benefit mentioned above related to Visa stock. These increases were partially offset by a decline in interchange fees earned related to decreased customer activity in the third quarter of 2024 as compared to the equivalent quarter in 2023.

	Nine months ended September 30,
(dollars in thousands)	2024	2023	Change	% Change
ATM and interchange fees	$19,013	$19,928	$(915)	(4.6)%
Service charges on deposit accounts	14,489	12,863	1,626	12.6%
Other service fees	3,876	3,300	576	17.5%
Mortgage banking service fees	1,305	1,364	(59)	(4.3)%
Change in value of mortgage servicing rights	(468)	(215)	(253)	117.7%
Total service charges and fees	38,215	37,240	975	2.6%
Increase in cash value of life insurance	2,420	2,274	146	6.4%
Asset management and commission income	3,989	3,233	756	23.4%
Gain on sale of loans	1,198	883	315	35.7%
Lease brokerage income	377	332	45	13.6%
Sale of customer checks	916	1,091	(175)	(16.0)%
(Loss) gain on sale or exchange of investment securities	(43)	(164)	121	(73.8)%
(Loss) gain on marketable equity securities	207	(81)	288	(355.6)%
Other income	853	552	301	54.5%
Total other non-interest income	9,917	8,120	1,797	22.1%
Total non-interest income	$48,132	$45,360	$2,772	6.1%
Non-interest income increased $2.8 million or 6.1% to $48.1 million during the nine months ended September 30, 2024, compared to $45.4 million during the comparative nine months ended September 30, 2023. As noted above, interchange fees as driven by customer activities was elevated in the 2023 period and resulted in a decrease of $0.9 million as compared to the nine months ended September 30, 2024. Meanwhile, service charges on deposit accounts increased by $1.6 million or 12.6% as compared to the equivalent period in 2023 following $0.9 million in waived or reversed fees as a courtesy to customers in the 2023 year. As noted above, elevated activity within asset management and the gain on Visa stock further contributed to the overall improvement.

Non-interest Expense

	Three months ended
(dollars in thousands)	September 30, 2024	June 30, 2024	Change	% Change
Base salaries, net of deferred loan origination costs	$24,407	$23,852	$555	2.3%
Incentive compensation	4,361	4,711	(350)	(7.4)%
Benefits and other compensation costs	6,782	6,838	(56)	(0.8)%
Total salaries and benefits expense	35,550	35,401	149	0.4%
Occupancy	4,191	4,063	128	3.2%
Data processing and software	5,258	5,094	164	3.2%
Equipment	1,374	1,330	44	3.3%
Intangible amortization	1,030	1,030	—	—%
Advertising	1,152	819	333	40.7%
ATM and POS network charges	1,712	1,987	(275)	(13.8)%
Professional fees	1,893	1,814	79	4.4%
Telecommunications	507	558	(51)	(9.1)%
Regulatory assessments and insurance	1,256	1,144	112	9.8%
Postage	335	340	(5)	(1.5)%
Operational loss	603	244	359	147.1%
Courier service	542	559	(17)	(3.0)%
(Gain) loss on sale or acquisition of foreclosed assets	26	—	26	—%
(Gain) loss on disposal of fixed assets	6	1	5	500.0%
Other miscellaneous expense	4,052	3,955	97	2.5%
Total other non-interest expense	23,937	22,938	999	4.4%
Total non-interest expense	$59,487	$58,339	$1,148	2.0%
Average full-time equivalent staff	1,161	1,160	1	0.1%
Total non-interest expense for the quarter ended September 30, 2024, increased $1.1 million or 2.0% to $59.5 million as compared to $58.3 million during the trailing quarter ended June 30, 2024. Total salaries and benefits expense increased by $0.1 million or 0.4%, reflecting the increase of $0.6 million in salaries, partially offset by a decline of $0.4 million in incentive compensation accruals related to production volumes of both loans and deposits. Advertising expense increased by $0.3 million as compared to the trailing quarter following increased spend on promotional activities, and operational losses increased by $0.4 million during the same period from increases in volume of fraud and robbery losses.

	Three months ended September 30,
(dollars in thousands)	2024	2023	Change	% Change
Base salaries, net of deferred loan origination costs	$24,407	$23,616	$791	3.3%
Incentive compensation	4,361	4,391	(30)	(0.7)%
Benefits and other compensation costs	6,782	6,456	326	5.0%
Total salaries and benefits expense	35,550	34,463	1,087	3.2%
Occupancy	4,191	3,948	243	6.2%
Data processing and software	5,258	5,246	12	0.2%
Equipment	1,374	1,503	(129)	(8.6)%
Intangible amortization	1,030	1,590	(560)	(35.2)%
Advertising	1,152	881	271	30.8%
ATM and POS network charges	1,712	1,606	106	6.6%
Professional fees	1,893	1,752	141	8.0%
Telecommunications	507	567	(60)	(10.6)%
Regulatory assessments and insurance	1,256	1,194	62	5.2%
Postage	335	306	29	9.5%
Operational loss	603	474	129	27.2%
Courier service	542	492	50	10.2%
(Gain) loss on sale or acquisition of foreclosed assets	26	(152)	178	(117.1)%
(Gain) loss on disposal of fixed assets	6	4	2	50.0%
Other miscellaneous expense	4,052	4,004	48	1.2%
Total other non-interest expense	23,937	23,415	522	2.2%
Total non-interest expense	$59,487	$57,878	$1,609	2.8%
Average full-time equivalent staff	1,161	1,215	(54)	(4.4)%

Total non-interest expense increased $1.6 million or 2.8% to $59.5 million during the three months ended September 30, 2024, as compared to $57.9 million for the quarter ended September 30, 2023. Total salaries and benefits expense increased by $1.1 million or 3.2%, reflecting the increase of $0.8 million in salaries and $0.3 million in benefits and other costs.

	Nine months ended September 30,
(dollars in thousands)	2024	2023	Change	% Change
Base salaries, net of deferred loan origination costs	$72,279	$70,675	$1,604	2.3%
Incentive compensation	12,329	11,663	666	5.7%
Benefits and other compensation costs	20,647	19,402	1,245	6.4%
Total salaries and benefits expense	105,255	101,740	3,515	3.5%
Occupancy	12,205	12,099	106	0.9%
Data processing and software	15,459	13,916	1,543	11.1%
Equipment	4,060	4,322	(262)	(6.1)%
Intangible amortization	3,090	4,902	(1,812)	(37.0)%
Advertising	2,733	2,656	77	2.9%
ATM and POS network charges	5,360	5,217	143	2.7%
Professional fees	5,047	5,326	(279)	(5.2)%
Telecommunications	1,576	1,971	(395)	(20.0)%
Regulatory assessments and insurance	3,651	3,979	(328)	(8.2)%
Postage	983	916	67	7.3%
Operational loss	1,199	1,999	(800)	(40.0)%
Courier service	1,581	1,314	267	20.3%
(Gain) loss on sale or acquisition of foreclosed assets	(12)	(152)	140	(92.1)%
(Gain) loss on disposal of fixed assets	12	22	(10)	(45.5)%
Other miscellaneous expense	12,131	12,688	(557)	(4.4)%
Total other non-interest expense	69,075	71,175	(2,100)	(3.0)%
Total non-interest expense	$174,330	$172,915	$1,415	0.8%
Average full-time equivalent staff	1,170	1,215	(45)	(3.7)%
Total non-interest expense increased $1.4 million or 0.8% to $174.3 million during the nine months ended September 30, 2024, as compared to $172.9 million for the nine months ended September 30, 2023. This was largely attributed to an increase of $3.5 million or 3.5% in total salaries and benefits expense to $105.3 million, from annual compensation adjustments and other routine increases in benefits and compensation. Salaries expense was also impacted by an increase in average compensation per employee as various strategic talent acquisitions were made in order to further prepare the Company to execute its growth objectives beyond $10 billion in total assets. Additionally, data processing and software expenses increased by $1.5 million or 11.1% related to ongoing investments in the Company's data management and security infrastructure. These increases were partially offset by declines in non-cash intangible amortization expense of $1.8 million or 37.0% and reductions in operational losses of $0.8 million or 40.0% due to non-recurring ATM burglary expenses totaling $0.7 million in the comparative period.

Provision for Income Taxes
The Company’s effective tax rate was 26.3% for the quarter ended September 30, 2024, as compared to 25.8% for the quarter ended June 30, 2024, and 28.4% for the year ended December 31, 2023. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the conditions of the United States economy in general and the strength of the local economies in which we conduct operations; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the impacts of inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions affecting our ability to successfully market and price our products to consumers; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on the Company's customers and the economic and business environments in which the Company operates; the impact of a slowing U.S. economy, decreases in housing and commercial real estate prices, and potentially increased unemployment on the performance of our loan portfolio, the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, commodities prices, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities, wars, terrorism or geopolitical events; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level and direction of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the assumptions made under our current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effectiveness of the Company's asset management activities managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; the effect of changes in the financial performance and/or condition of our borrowers; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the vulnerability of the Company's operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom the Company contracts, and the Company's customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; the impact of the 2023 cyber security ransomware incident, including the pending litigation, on our operations and reputation; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the transition from the LIBOR to new interest rate benchmarks; the emergence or continuation of widespread health emergencies or pandemics; the Company’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions; and our ability to manage the risks involved in the foregoing. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Revenue and Expense Data
Interest income	$117,347	$117,032	$115,417	$115,909	$112,380
Interest expense	34,736	35,035	32,681	29,292	24,257
Net interest income	82,611	81,997	82,736	86,617	88,123
Provision for credit losses	220	405	4,305	5,990	4,155
Noninterest income:
Service charges and fees	12,782	12,796	12,637	12,848	13,075
(Loss) gain on sale or exchange of investment securities	2	(45)	—	(120)	—
Other income	3,711	3,115	3,134	3,312	2,909
Total noninterest income	16,495	15,866	15,771	16,040	15,984
Noninterest expense:
Salaries and benefits	35,550	35,401	34,304	34,055	34,463
Occupancy and equipment	5,565	5,393	5,307	5,358	5,451
Data processing and network	6,970	7,081	6,768	6,880	6,852
Other noninterest expense	11,402	10,464	10,125	13,974	11,112
Total noninterest expense	59,487	58,339	56,504	60,267	57,878
Total income before taxes	39,399	39,119	37,698	36,400	42,074
Provision for income taxes	10,348	10,085	9,949	10,325	11,484
Net income	$29,051	$29,034	$27,749	$26,075	$30,590
Share Data
Basic earnings per share	$0.88	$0.88	$0.83	$0.78	$0.92
Diluted earnings per share	$0.88	$0.87	$0.83	$0.78	$0.92
Dividends per share	$0.33	$0.33	$0.33	$0.30	$0.30
Book value per common share	$37.55	$35.62	$35.06	$34.86	$32.18
Tangible book value per common share (1)	$28.09	$26.13	$25.60	$25.39	$22.67
Shares outstanding	33,000,508	32,989,327	33,168,770	33,268,102	33,263,324
Weighted average shares	32,992,855	33,121,271	33,245,377	33,266,959	33,262,798
Weighted average diluted shares	33,136,858	33,243,955	33,370,118	33,351,737	33,319,291
Credit Quality
Allowance for credit losses to gross loans	1.85%	1.83%	1.83%	1.79%	1.73%
Loans past due 30 days or more	$37,888	$30,372	$16,474	$19,415	$8,072
Total nonperforming loans	$41,636	$32,774	$34,242	$31,891	$29,799
Total nonperforming assets	$44,400	$35,267	$36,735	$34,595	$32,651
Loans charged-off	$444	$1,610	$1,275	$749	$5,357
Loans recovered	$367	$398	$132	$419	$720
Selected Financial Ratios
Return on average total assets	1.20%	1.19%	1.13%	1.05%	1.23%
Return on average equity	9.52%	9.99%	9.50%	9.43%	10.91%
Average yield on loans	5.83%	5.82%	5.72%	5.64%	5.52%
Average yield on interest-earning assets	5.26%	5.24%	5.13%	5.09%	4.94%
Average rate on interest-bearing deposits	2.23%	2.14%	1.83%	1.62%	1.36%
Average cost of total deposits	1.52%	1.45%	1.21%	1.05%	0.86%
Average cost of total deposits and other borrowings	1.59%	1.59%	1.47%	1.28%	1.05%
Average rate on borrowings & subordinated debt	5.83%	5.65%	5.35%	5.26%	4.96%
Average rate on interest-bearing liabilities	2.40%	2.39%	2.24%	2.01%	1.71%
Net interest margin (fully tax-equivalent) (1)	3.71%	3.68%	3.68%	3.81%	3.88%
Loans to deposits	83.16%	83.76%	85.14%	86.73%	83.76%
Efficiency ratio	60.02%	59.61%	57.36%	58.71%	55.59%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,018	$850	$1,332	$1,459	$1,324
All other loan interest income (1)	$97,067	$97,379	$95,153	$94,382	$90,383
Total loan interest income (1)	$98,085	$98,229	$96,485	$95,841	$91,707

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Cash and due from banks	$320,114	$206,558	$82,836	$98,701	$111,099
Securities, available for sale, net	1,981,960	1,946,167	2,076,494	2,155,138	2,176,854
Securities, held to maturity, net	117,259	122,673	127,811	133,494	139,058
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	1,995	474	1,346	458	644
Loans:
Commercial real estate	4,487,524	4,461,111	4,443,768	4,394,802	4,367,445
Consumer	1,283,963	1,300,727	1,303,757	1,313,268	1,288,810
Commercial and industrial	484,763	548,625	549,780	586,455	599,757
Construction	276,095	283,374	348,981	347,198	320,963
Agriculture production	144,123	140,239	145,159	144,497	123,472
Leases	7,423	8,450	9,250	8,250	8,219
Total loans, gross	6,683,891	6,742,526	6,800,695	6,794,470	6,708,666
Allowance for credit losses	(123,760)	(123,517)	(124,394)	(121,522)	(115,812)
Total loans, net	6,560,131	6,619,009	6,676,301	6,672,948	6,592,854
Premises and equipment	70,423	70,621	71,001	71,347	71,760
Cash value of life insurance	139,312	138,525	137,695	136,892	136,016
Accrued interest receivable	33,061	35,527	35,783	36,768	34,595
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	7,462	8,492	9,522	10,552	11,768
Operating leases, right-of-use	24,716	25,113	26,240	26,133	27,363
Other assets	245,765	246,548	247,046	245,966	273,303
Total assets	$9,823,890	$9,741,399	$9,813,767	$9,910,089	$9,897,006
Deposits:
Noninterest-bearing demand deposits	$2,547,736	$2,557,063	$2,600,448	$2,722,689	$2,857,512
Interest-bearing demand deposits	1,708,726	1,791,466	1,742,875	1,731,814	1,746,882
Savings deposits	2,690,045	2,667,006	2,672,537	2,682,068	2,816,816
Time certificates	1,090,584	1,034,695	971,798	697,467	588,433
Total deposits	8,037,091	8,050,230	7,987,658	7,834,038	8,009,643
Accrued interest payable	11,664	12,018	10,224	8,445	6,688
Operating lease liability	26,668	27,122	28,299	28,261	29,527
Other liabilities	141,521	128,063	131,006	145,982	141,692
Other borrowings	266,767	247,773	392,409	632,582	537,975
Junior subordinated debt	101,164	101,143	101,120	101,099	101,080
Total liabilities	8,584,875	8,566,349	8,650,716	8,750,407	8,826,605
Common stock	693,176	691,878	696,464	697,349	696,369
Retained earnings	662,816	644,687	630,954	615,502	599,448
Accumulated other comprehensive loss, net of tax	(116,977)	(161,515)	(164,367)	(153,169)	(225,416)
Total shareholders’ equity	$1,239,015	$1,175,050	$1,163,051	$1,159,682	$1,070,401
Quarterly Average Balance Data
Average loans	$6,690,326	$6,792,303	$6,785,840	$6,746,153	$6,597,400
Average interest-earning assets	$8,892,223	$9,001,674	$9,066,537	$9,064,483	$9,053,389
Average total assets	$9,666,979	$9,782,228	$9,855,797	$9,879,355	$9,874,240
Average deposits	$8,020,936	$8,024,441	$7,821,044	$7,990,993	$8,043,101
Average borrowings and subordinated debt	$276,418	$426,732	$685,802	$617,046	$550,344
Average total equity	$1,214,510	$1,169,324	$1,174,592	$1,097,431	$1,112,404
Capital Ratio Data
Total risk-based capital ratio	15.6%	15.2%	15.0%	14.7%	14.5%
Tier 1 capital ratio	13.8%	13.4%	13.2%	12.9%	12.7%
Tier 1 common equity ratio	13.1%	12.7%	12.5%	12.2%	12.0%
Tier 1 leverage ratio	11.6%	11.2%	11.0%	10.7%	10.6%
Tangible capital ratio (1)	9.7%	9.1%	8.9%	8.8%	7.9%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,018	$850	$1,324	$3,200	$4,192
Effect on average loan yield	0.06%	0.05%	0.08%	0.06%	0.09%
Effect on net interest margin (FTE)	0.05%	0.04%	0.06%	0.05%	0.06%
Net interest margin (FTE)	3.71%	3.68%	3.88%	3.69%	4.01%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.66%	3.64%	3.82%	3.64%	3.95%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$29,051	$29,034	$30,590	$85,834	$91,315
Exclude provision for income taxes	10,348	10,085	11,484	30,382	33,190
Exclude provision for credit losses	220	405	4,155	4,930	18,000
Net income before income tax and provision expense (Non-GAAP)	$39,619	$39,524	$46,229	$121,146	$142,505

Average assets (GAAP)	$9,666,979	$9,782,228	$9,874,240	$9,767,965	$9,867,099
Average equity (GAAP)	$1,214,510	$1,169,324	$1,112,404	$1,186,245	$1,104,122

Return on average assets (GAAP) (annualized)	1.20%	1.19%	1.23%	1.17%	1.24%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.63%	1.63%	1.86%	1.66%	1.93%
Return on average equity (GAAP) (annualized)	9.52%	9.99%	10.91%	9.67%	11.06%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	12.98%	13.59%	16.49%	13.64%	17.26%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Return on tangible common equity
Average total shareholders' equity	$1,214,510	$1,169,324	$1,112,404	$1,186,245	$1,104,122
Exclude average goodwill	304,442	304,442	304,442	304,442	304,442
Exclude average other intangibles	8,093	9,007	12,563	9,098	14,219
Average tangible common equity (Non-GAAP)	$901,975	$855,875	$795,399	$872,705	$785,461

Net income (GAAP)	$29,051	$29,034	$30,590	$85,834	$91,315
Exclude amortization of intangible assets, net of tax effect	725	725	1,120	2,175	3,453
Tangible net income available to common shareholders (Non-GAAP)	$29,776	$29,759	$31,710	$88,009	$94,768

Return on average equity (GAAP) (annualized)	9.52%	9.99%	10.91%	9.67%	11.06%
Return on average tangible common equity (Non-GAAP)	13.13%	13.98%	15.82%	13.47%	16.13%

	Three months ended
(dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,239,015	$1,175,050	$1,163,051	$1,159,682	$1,070,401
Exclude goodwill and other intangible assets, net	311,904	312,934	313,964	314,994	316,210
Tangible shareholders' equity (Non-GAAP)	$927,111	$862,116	$849,087	$844,688	$754,191

Total assets (GAAP)	$9,823,890	$9,741,399	$9,813,767	$9,910,089	$9,897,006
Exclude goodwill and other intangible assets, net	311,904	312,934	313,964	314,994	316,210
Total tangible assets (Non-GAAP)	$9,511,986	$9,428,465	$9,499,803	$9,595,095	$9,580,796

Shareholders' equity to total assets (GAAP)	12.61%	12.06%	11.85%	11.70%	10.82%
Tangible shareholders' equity to tangible assets (Non-GAAP)	9.75%	9.14%	8.94%	8.80%	7.87%

	Three months ended
(dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$927,111	$862,116	$849,087	$844,688	$754,191

Common shares outstanding at end of period	33,000,508	32,989,327	33,168,770	33,268,102	33,263,324

Common shareholders' equity (book value) per share (GAAP)	$37.55	$35.62	$35.06	$34.86	$32.18
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$28.09	$26.13	$25.60	$25.39	$22.67